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                                                                    Exhibit 10-e

          ACQUISITION AND CANCELLATION AGREEMENT dated as of September 13, 2002 between and among Chiquita Brands International, Inc., a New Jersey corporation ("Chiquita"), HMB Holding Company, a Delaware corporation ("HMB"), BNS Global, Inc., a Delaware corporation ("BNS"), Trent Company, a Delaware corporation ("Trent"), and REG Holdings, Inc., a Delaware corporation ("REG").

RECITALS

          A. HMB owns all of the outstanding stock of Intrepid Investment Company, a Delaware corporation ("Intrepid").

          B. BNS indirectly owns all of the outstanding stock of Hemisphere XII Investors Ltd., a Cayman Islands private company ("Hemisphere").

          C. Trent owns all of the founder's rights of BJS Kisimul Establishment, a Liechtenstein anstalt ("BJS"). BJS owns 81% of the outstanding stock of Hameico Fruit Trade GmbH, a German limited liability company ("Hameico"). A Chiquita subsidiary owns 19% of the outstanding stock of Hameico.

          D. REG owns all of the founder's rights of SET Fruchthandel, a Liechtenstein anstalt ("SET"). SET owns all of the outstanding stock of Wessels GmbH, a German limited liability company ("Wessels").

          E. HMB, BNS, Trent and REG are herein referred to as the "Holding Companies." Intrepid, Hemisphere, BJS and SET are herein referred to as the "Borrowers." Intrepid, Hemisphere, Hameico and Wessels are herein referred to as the "Limited Partners."

          F. Chiquita subsidiaries (the "Lenders") have made loans (the "Loans") to the Borrowers. At June 30, 2002, the unpaid principal, interest and fees under the Loans owed to the Lenders by each Borrower were as follows:

                                               Principal       Interest and Fees
                                           -----------------   -----------------
Intrepid                                   (euro) 25,001,626   (euro) 5,137,742
Hemisphere                                 (euro) 90,645,969   (euro) 4,104,983
BJS                                        (euro) 11,555,197   (euro) 25,730,301
SET                                        (euro) 20,042,971   (euro) 59,363,785

          G. The Limited Partners beneficially own limited partnership interests (the "Scipio Interests") in Scipio Gmbh & Co., a German limited partnership ("Scipio"). The percentage of the total equity interests in Scipio represented by the Scipio Interests owned by each Limited Partner is as follows:

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Intrepid       24.38%
Hemisphere     24.09%
Hameico        24.61%
Wessels        23.89%
               -----
Total          96.97%

          H. Each Loan is secured by a pledge of all of the Scipio limited partnership interests owned by the Borrower or by all of the shares of the Borrower's subsidiary that owns Scipio limited partnership interests (the "Collateral"), as follows:

Borrower                                    Collateral
----------                                  ------------------------------------
Intrepid                                    Scipio limited partnership interests
Hemisphere                                  Scipio limited partnership interests
BJS                                         Hameico shares
SET                                         Wessels shares

          I. As used herein, (a) the term "own" in some cases does not include legal ownership, but in all cases includes beneficial ownership and (b) a "subsidiary" means any entity (whether a corporation, company, anstalt or limited partnerhip) more than 50% of whose equity interests are beneficially owned.

          J. Chiquita is willing to acquire, through one or more subsidiaries by means of a series of transactions (the "Transactions"), all of the Scipio Interests owned by the Limited Partners. The Holding Companies are willing to cause the Limited Partners and their other subsidiaries to effect such purchases. The parties are also willing, to settle amounts owed under the loans as provided in this Agreement.

          AGREEMENTS

          Subject to the terms and conditions of this Agreement, the parties hereto agree as follows:

     1. At a time prior to the first Closing Date (as defined in Paragraph 2) designated by Chiquita, Chiquita will cause each Lender to cancel all of the unpaid interest and fees on each Loan (the "Interest Cancellation"). The agreement effecting the Interest Cancellation shall provide that interest only is being cancelled and that any further payments on the Loans will be applied solely against the outstanding principal of the Loans.

     2. On one or more closing dates designated by Chiquita (the "Closing Dates"), Chiquita will cause one or more of its subsidiaries (collectively, the "Buyers") to acquire, and each Holding Company will cause its Limited Partner subsidiary (or the successor in interest of such Limited Partner, if any, in Transactions specified by Chiquita in accordance with this Agreement), to transfer to the Buyer specified by Chiquita, all of such Limited Partner's Scipio Interests (each such purchase and sale being herein referred to as an "Acquisition"). Such Acquisitions of

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          Scipio Interests may be effected directly or, if and to the extent designated by Chiquita, through the transfer to a Chiquita subsidiary of equity interest in an entity directly or indirectly owning Scipio Interests.

     3. The aggregate purchase price for the Scipio Interests (the "Purchase Price") shall be $47.4 million, which shall be payable, at Chiquita's option, in cash and/or notes of the Buyers having a market rate of interest. The Purchase Price shall be allocated among the Limited Partners (or their successors in interest, as the case may be) in proportion to their respective percentage ownership interests in Scipio.

     4. Each Holding Company will cause each of its subsidiaries (including its Borrower and Limited Partner subsidiaries), by means of such Transactions as Chiquita shall specify, to apply the entire Purchase Price received by such Holding Company's Limited Partner subsidiary (or its successor in interest) to make payments of principal on the Loan owed by such Holding Company's Borrower subsidiary (each such payment being herein referred to as a "Loan Payment"). Immediately following the such Loan Payment, Chiquita will cause each Lender to cancel the unpaid principal of such Loan (a "Loan Cancellation").

     5. Each Holding Company will, and will cause each of its subsidiaries to, execute and deliver such agreements and documents, and take such other actions (including each Limited Partner's approval of all of the Acquisitions), as are requested by Chiquita in order to effect each Interest Cancellation, Acquisition, Loan Payment and Loan Cancellation in the manner, and through such Transactions, as Chiquita shall designate. Such Transactions may include intercompany transactions implemented prior to October 1, 2002 between certain Holding Companies and certain of their subsidiaries or between certain subsidiaries of certain Holding Companies. Each Holding Company will also cooperate with Chiquita and its subsidiaries with respect to obtaining the Required Governmental Approvals referred to below.

     6. Chiquita's obligations under this Agreement to effect any Interest Cancellation, Acquisition, Loan Payment or Loan Cancellation are all subject to the satisfaction, on or prior to the first Closing Date, of each of the following conditions (the "Closing Conditions"):

          a. Chiquita shall have received all necessary governmental approvals for all of the transactions contemplated hereby, including all necessary approvals of the Acquisitions by the cartel authorities of Germany and Austria (the "Required Governmental Approvals").

          b. Agreements satisfactory to Chiquita for the continuation of credit to Scipio's subsidiary, Atlanta AG, a German company ("Atlanta") in an aggregate amount not less than that currently provided by Atlanta's lender banks, shall have been entered into by (i) Atlanta's current bank lenders or (ii) such other banks as Chiquita or Atlanta shall arrange to provide such credit.

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          c.   Chiquita's subsidiary, Chiquita Brands, Inc., a Delaware
               corporation ("CBI"), shall have received all necessary consents for all of the transactions contemplated hereby, as well as the investment of up to $15 million by CBI or its subsidiaries in Atlanta following the Acquisitions, under the Amended and Restated Credit Agreement dated as of March 6, 2002, among CBI, the Lenders named therein, Wells Fargo Bank, National Association, as lead arranger and syndication agent, and Foothill Capital Corporation, as administrative agent.

          d. The covenants contained in the Indenture dated as of March 15, 2002 between Chiquita and Wells Fargo Bank Minnesota, National Association, as Trustee, shall not, in Chiquita's judgment, be contravened as a result of the consummation of any of the transactions contemplated hereby.

          e. Each of the Holding Companies shall have complied in all material respects with all obligations and covenants required to be performed or complied with at or prior to the first Closing Date under this Agreement, including its obligations under paragraph 5.

     7. Each Holding Company's respective obligation to effect an Acquisition is subject to Chiquita's receipt, on or prior to the first Closing Date, of all Required Governmental Approvals.

     8. This Agreement may be terminated by any of the parties hereto on or after March 31, 2003 with respect to any Acquisition contemplated by this Agreement if such Acquisition has not occurred by that date.

     9. The obligations of the Holding Companies under this Agreement are several and not joint.

     10. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

     11. All notices and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given if (a) mailed by first class mail, (b) transmitted by hand delivery, (c) sent by next-day or overnight mail or courier service or sent by facsimile transmission or email, addressed as follows:

          [notice provision omitted]

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or, in each case, at such other address as may be specified in writing to the other parties hereto.

     12. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

     13. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and heirs. This Agreement shall not be assignable by any of the parties hereto. Nothing in this Agreement shall confer any rights upon any person or entity other that the parties hereto and their respective successors and heirs. No amendment or waiver of this Agreement shall be valid or binding unless set forth in writing and executed by the party against whom enforcement of the amendment or waiver is sought.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CHIQUITA BRANDS INTERNATIONAL, INC.


BY /s/
   ---------------------------------
   Name:
   Title:


HMB HOLDING COMPANY


BY /s/
   ---------------------------------
   Name:
   Title:


BNS GLOBAL, INC.


BY /s/
   ---------------------------------
   Name:
   Title:


TRENT COMPANY


BY /s/
   ---------------------------------
   Name:
   Title:


REG HOLDINGS, INC.


BY /s/
   ---------------------------------
   Name:
   Title: